Exhibit 99.1

AzurRx BioPharma CEO Issues Letter to Shareholders

NEW YORK, NY, October 22, 2019 – AzurRx BioPharma, Inc. (“AzurRx” or the “Company”) (NASDAQ: AZRX), a company specializing in the development of non-systemic, recombinant therapies for gastrointestinal diseases, today issued the following letter to its shareholders and the investment community from its newly appointed CEO, James Sapirstein.

Dear AzurRx Shareholders,

It is with great pleasure that I am writing to you as the new President and Chief Executive Officer of AzurRx BioPharma, Inc.

I am very excited to join the AzurRx team as we advance MS1819 and our product pipeline towards their next milestones. I joined AzurRx because I firmly believe in the clinical and commercial potential of MS1819 and see that there is a clear path to the market. Additionally, I was drawn by the support of the seasoned management and world-class clinical teams.

By way of background, I have over 35 years of pharmaceutical industry experience spanning areas such as drug development and commercialization. I have been the CEO of three biotechnology companies (ContraVir, Alliqua Therapeutics, and Tobira Therapeutics) and over the course of my career have participated in 23 product launches as a senior executive at such companies as Gilead, Bristol-Myers Squibb and Roche.

In the past week, AzurRx has made two major positive announcements. Early last week we announced that the first patients were dosed in our Phase 2 combination therapy study for cystic fibrosis (CF) patients with severe exocrine insufficiency. This has significance for the one-third of CF patients whose nutritional needs cannot be met with porcine enzymes alone. Our second announcement was that the Cystic Fibrosis Foundation Data Safety Monitoring Board (DSMB), which reviewed our Phase 2 OPTION study results, concluded that MS1819 is safe and supported our plan to proceed to a higher 4-gram dose of MS1819 in the next Phase 2 replacement therapy clinical trial. The DSMB’s support will bolster our investigational new drug (IND) application with the FDA and enable us to continue working with Cystic Fibrosis Foundation-supported clinical sites and investigators.

Looking forward, we are on track to meet with the FDA in December and to initiate the Phase 2 4-gram study in Q1 2020. Based on our experience with the OPTION study, we anticipate rapid enrollment, completion, and topline data read-out before the end of 2020. In addition, we anticipate an initial read-out from the combination therapy study by mid-year 2020.

I would like to ensure our investors that the entire management team and I are focused on building shareholder value and on executing upon our milestones. We firmly believe in the potential for MS1819 and are committed to moving forward in development, including ensuring that we have the capital to execute on our plans.

I look forward to meeting with you and to speaking with you about our progress.

Best regards, James

James Sapirstein
President & CEO
AzurRx BioPharma, Inc.

About MS1819-SD

MS1819-SD, supplied as an oral non-systemic biologic capsule, is a recombinant enzyme that is derived from the yarrowia lipolytica lipase, and unlike PERTS, which are the current standard of care, does not contain any animal products.

About Exocrine Pancreatic Insufficiency:

EPI is a condition characterized by deficiency of the exocrine pancreatic enzymes, resulting in the inability to digest food properly, or maldigestion. This deficiency can be responsible for greasy diarrhea, fecal urge and weight loss.

The digestive standard of care for both CF and chronic pancreatitis (CP) patients with EPI are commercially-available PERTs. Ideally, a stable daily dose of PERT will enable CF patients to eat a normal to high-fat diet and minimize unpleasant gastrointestinal symptoms. In practice, however, a substantial number of CF patients (~30%) do not achieve normal absorption of fat with PERTs(1,2).  Achieving an optimal nutritional status, including normal fat absorption levels, in CF patients is important for maintaining better pulmonary function, physical performance and prolonging survival. Furthermore, a decline of body mass index around the age of 18 years predicts a substantial drop in lung function(3,4).  In many cases, patients with severe EPI cannot use higher doses of commercially-available PERTs to alleviate these issues because they are on doses that are at or near the maximum dose recommended by the CFF guidelines.  The concern for higher doses is the risk of fibrosing colonopathy.

There are approximately 90,000 patients in the U.S. with EPI caused by CP according to the National Pancreas Foundation and more than 30,000 patients with EPI caused by CF according to the Cystic Fibrosis Foundation.

AzurRx BioPharma, Inc.

AzurRx BioPharma, Inc. (NASDAQ:AZRX) is engaged in the research and development of non-systemic biologics for the treatment of patients with gastrointestinal disorders. MS1819-SD recombinant lipase for EPI is the Company's lead development program, and additional early stage research is being conducted for the prevention of hospital-acquired infections. The Company is headquartered in Brooklyn, NY, with scientific operations based in Langlade, France. Additional information on the Company can be found at www.azurrx.com

Forward-Looking Statements

This press release may contain certain statements relating to future results which are forward-looking statements. These statements are not historical facts, but instead represent only the Company’s belief regarding future events, many of which, by their nature, are inherently uncertain and outside of the Company’s control. It is possible that the Company’s actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in these forward-looking statements. Additional information concerning the Company and its business, including a discussion of factors that could materially affect the Company’s financial results, including those related to the clinical development of MS1819-SD and final results of the Phase 2 combination study described in this press release or any of the Company’s other clinical development activities, are contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 under the heading “Risk Factors,” as well as the Company’s subsequent filings with the Securities and Exchange Commission. All forward-looking statements included in this press release are made only as of the date of this press release, and we do not undertake any obligation to publicly update or correct any forward-looking statements to reflect events or circumstances that subsequently occur or of which we hereafter become aware.

For more information:
AzurRx BioPharma, Inc.
760 Parkside Avenue
Suite 304
Brooklyn, NY 11226
Phone: (646)-699-7855
info@azurrx.com

Investor Relations contact:
LifeSci Advisors, LLC.
Hans Vitzthum, Managing Director
250 West 55th Street - Suite 16B
New York, NY 10019
Phone: 617-535-7743
www.lifesciadvisors.com
hans@lifesciadvisors.com

References

(1) Freedman, S.D., Am. J. Manag. Care, 2017; 23: S2220-S228
(2) Littlewood, J. et al, 2006, Pediatric Pulmonology, 2006, 41:35-49
(3) Engelen, M. et al, 2014, Curr. Opin. Clin. Nutr. Metab. Care; 17(6):515-520
(4) Vandenbranden, S.L. et al, 2012, Pediatric Pulmonology, 2012; 47(2): 135-143